EXHIBIT 23.2

                  INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-62469 of Cracker Barrel Old Country Store, Inc. and subsidiaries on Form S-4 of our report dated September 10, 1997, appearing and incorporated by reference in the Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended August 1, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Nashville, Tennessee
October 5, 1998
   October 5, 1998

Cracker Barrel Old Country Store, Inc.
Lebanon, Tennessee

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cracker Barrel Old Country Store, Inc. and subsidiaries for the period ended October 31, 1997 and November 1, 1996, January 30, 1998 and January 31, 1997, and May 1, 1998 and May 2, 1997 as indicated in our reports dated December 10, 1997, March 12, 1998 and June 11, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended
October 31, 1997, January 30, 1998 and May 1, 1998, are being used in Amendment No. 1 to Registration Statement No. 333-62469.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Nashville, Tennessee